Exhibit 99.2

Double Eagle Petroleum Company

1675 Broadway, Suite 2200 Denver, Colorado, 80202 • 1-303-794-8445 • Fax: 1-303-794-8451

Colorado— FOR 5:00 PM EST RELEASE
Date: January 6, 2012

Double Eagle Petroleum Co. Updates 2011 Exploration and Development Projects

Denver, Colorado – Double Eagle Petroleum Co. (NASDAQ: DBLE) announced today an update to its 2011 development and exploration drilling programs. The development programs focused on the Company’s two major development fields, the Atlantic Rim coal bed methane and the Pinedale Anticline. The major exploration project is the Niobrara oil shale target in the Atlantic Rim. Estimated capital spending for 2011 projects totaled approximately $30-$35 million.

2011 Atlantic Rim Development

During the second half of 2011, 13 gross (12.73 net) coal bed methane (CBM) wells were successfully drilled and completed in the Catalina Unit, where Double Eagle is the operator. This represents a 25% increase in the total net well count in the Catalina CBM Unit.

Twelve of these wells are in an exploratory area of the Catalina Unit and the Company has a 100% working interest in these wells. Based upon existing well performance and reservoir characteristics, the Company changed the historical well spacing from 80 acres up to 160 acres. Studies done by the Company’s engineering team determined that communication exists between numerous wells which were on 80 acre spacing. Based upon these studies, the 2011 exploration wells were drilled on the wider spacing to further support and test the engineering conclusions. Up-spacing allows for maximization of the exploitation of the field while minimizing the capital expenditures. Preliminary results of these new exploration wells are positive and the Company expects increasing reserves at a lower F&D cost. The option to infill drill additional wells in this area remains available to the Company.

2011 Pinedale Anticline Development

Also, Double Eagle participated in the drilling of approximately 16 gross (1.4 net) new production wells in the Mesa Unit on the Pinedale Anticline. The Company has an estimated 8.5% working interest in these planned wells.

2011 Exploration Projects

The Company is currently in the process of drilling one Niobrara oil shale appraisal well in the Atlantic Rim, in which Double Eagle will have an estimated working interest of 93%. The Company began drilling this well on October 18, 2011. The Company experienced challenges in getting through the multiple pressure zones in the CBM formations and the water injection zones. We have resolved these initial issues and are proceeding to the target Niobrara formation. As of January 5, 2012, the well was at approximately 3,600 heading toward the goal of 9,400’.

2012 development projects

For 2012, the Company’s initial plans are to continue development in its two main fields. In the Atlantic Rim, the Company expects to drill between 10-20 new CBM wells in the Catalina unit and participate in 25 new CBM wells in the Anadarko operated Doty Mountain Unit. Depending upon the results of the initial test well, the Company could drill several Niobrara wells also in the Atlantic Rim. In the Pinedale Anticline, the Company anticipates participating in 16 new wells to be drilled in 2012.

About Double Eagle

Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company currently has development activities and opportunities in its Atlantic Rim coal bed methane and in the Pinedale Anticline in Wyoming. Also, exploration potential exists in its Niobrara acreage in Wyoming and Nebraska, which totals over 74,000 net acres.

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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. These include statements regarding preliminary exploration results and 2012 development and exploration activities. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, unsuccessful drilling and completion activities, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance or in drilling and completing wells, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
John Campbell, IR
(303)	794-8445
www.dble.com